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On May 19, 2025, Phillips 66 issued the following press release.

Phillips 66 Issues Letter to Shareholders

Highlights Key Issues on the Ballot at May 21st Annual Meeting

Phillips 66 Urges Shareholders to Vote “FOR” ONLY Phillips 66’s Nominees on the WHITE Proxy Card

HOUSTON, May 19, 2025 – Phillips 66 (NYSE:PSX) today sent a letter to shareholders highlighting the key issues on the ballot at its Annual Meeting on May 21.

The full text of the Independent Directors of the Board’s letter to shareholders follows:

Dear Fellow Shareholders,

As the Independent Directors of the Board of Phillips 66, it is our fiduciary duty to protect the rights of all shareholders and oversee the Company to drive long-term shareholder value.

As part of our focus on long-term value, we want to center your attention on three core issues that are most important to your vote at our May 21st Annual Meeting. These issues are:

1)	The Quality of Our Nominees

At Phillips 66, we are committed to delivering long-term value through a focused strategy, disciplined execution and the right board leadership to guide our transformation. Our four nominees offer the right combination of deep industry expertise, fresh perspectives and strong independent oversight to lead the Company through its next phase. It’s important to highlight that two of the Company’s nominees are new and one was identified by Elliott just last year. The analysis from proxy advisors recommended Elliott’s nominees without considering the relative strengths of the Company’s nominees. While proxy advisors have shared their opinions, the decision ultimately rests with you.

Those seeking real change should focus on the qualifications of the candidates – regardless of who nominated them. Our nominees bring the skills, experience, and judgment needed to tackle the Company’s most critical priorities and to deliver sustainable value for all shareholders.

•	John Lowe has more than 30 years of experience in the energy sector and has consistently delivered tangible value in both executive and board roles at publicly traded energy companies.

•

Robert Pease is a true independent director on the Board of Phillips 66. He was identified by Elliott. His extensive refining and commercial experience as the former CEO of Motiva Enterprises and Director of U.S. Operations at Cenovus Energy has made him an effective, vocal director. We fundamentally disagree with the suggestion that one vote on a governance practice that applies to 44% of S&P 500 companies[1] should question his “independence.”

•

Shareholders should ask, what precedent will be set for new directors to exercise independence if a carefully evaluated director can be determined to somehow be “entrenched” only 22 days into their board service? It would pose a troubling message if independent directors appointed by an activist must strictly adhere to the activist’s agenda and not their own independent, professional judgment.

•

We are pleased A. Nigel Hearne received support from Glass Lewis. Nigel has substantial international upstream and downstream operating experience and will provide valuable refining operations expertise to help Phillips 66 continue to improve refining operations.

•

Elliott’s core thesis is to breakup Phillips 66, which involves significant execution complexities and considerations. There are few individuals with expertise in the hydrocarbon value chain who are better positioned to help evaluate this than Howard Ungerleider, who oversaw the financial and operational intricacies of one of the largest, most complex mergers and spin-off transactions in recent history as CFO of DowDuPont.

2)	Our Commitment to Improve Refining Operations

Elliott has been critical of Phillips 66’s refining performance. However, much of the public analysis from Elliott and proxy advisory firms evaluate a five-year time horizon that, in part, predates the tenure of our CEO, Mark Lashier, who stepped into the role in 2022.

Since then, we’ve taken decisive steps to improve refining performance – investing in high return capital projects with estimated after-tax IRRs of 40% and thoughtfully rationalizing our refining portfolio. As a result, we’ve reduced our Refining Adjusted Controllable Costs2 from $6.98 per barrel in 2022 (before Mark stepped into the role) to $5.90 per barrel in 2024 – a 15% reduction.

Make no mistake – we are not satisfied with the status quo. We know that we have more work to do to improve our operational performance and profitability. That’s why we recently completed one of the largest Spring turnaround programs in the history of our company, safely, on-time and under budget. In the last three quarters, we set the three highest quarterly clean product yields in the history of the company, driven by multi-year investments in our portfolio, the long-term results of which are now coming to fruition.

With record yields and current utilization rates being significantly above the industry average, we are well positioned to capture more of the market in both Refining and Marketing and Specialties as we progress through the second quarter and into the busy summer driving months. We are also targeting a reduction in Refining Adjusted Controllable Costs from $5.90 per barrel to $5.50 per barrel by 20273, which will represent a 21% decrease from levels before Mark stepped into the role of CEO. The question shareholders should ask is: “Has refining performance improved and are there credible plans in place to continue along this journey?”

Analysts recognize our recent improvement, as well as the upside potential as we continue to high-grade our Refining portfolio:

“PSX remains a Large Cap refining top pick. PSX’s management team is focused on delivering growth at attractive returns, and further diversification and improvements to refining uptime might combine to restore PSX’s premium positioning. We are Overweight rated.”

Wells Fargo (4/25/2025)

“As industry refining margins continue to normalize from peak-cycle 2022 over the next couple of years, we anticipate PSX higher non-refining earnings mix and growth to become a more appreciated factor.”

TD Cowen (4/27/2025)

“Management highlighted the completion of its large turnaround program, which should support improved refining earnings through the remainder of the year. We note the company remains focused on improving operational execution and yields across its refining footprint though accretive capital investments.”

Goldman Sachs (5/1/2025)

3)	The Risks of Breaking up Phillips 66

Elliott has a thesis to break up the Company – plain and simple. Elliott has said this very clearly: “The Company’s midstream business, which we believe could command a valuation of more than $40 billion, should be sold or spun off. Its retail operations in Europe, along with its interest in CPChem, a joint venture with Chevron, should also be sold.”

Despite this breakup thesis, proxy advisor Institutional Shareholder Services (“ISS”) chose not to evaluate it in its report, noting: “It is important to establish that ISS is not opining on the merits of a potential midstream separation.”

The Board actively and rigorously evaluates the Company’s portfolio and strategic alternatives with the goal of maximizing long-term shareholder value – and takes decisive action when it aligns with that objective. We recently announced an agreement to divest a majority interest in the Jet retail marketing business in Germany and Austria, demonstrating our willingness to act when it makes strategic and financial sense. We committed to shareholders to deliver $3 billion of asset sales. We currently stand at over $5 billion since 2022 and we are not done, underlying our commitment to over delivering on our promises to shareholders.

Given that the proposed separation of our midstream business and sale of our interests in CPChem are the centerpiece of Elliott’s vision, this is a matter shareholders should evaluate carefully as they cast their votes. Elliott’s breakup plan should be at the forefront of that decision.

Pursuing a midstream separation and a sale of our interests in CPChem at this time would expose shareholders to unnecessary risk in pursuit of uncertain and speculative valuations. Elliott’s analysis ignores large tax leakages, the loss of integration synergies and the importance of critical market cycle timing. Moreover, it jeopardizes the consistent and growing dividend that we have delivered to shareholders across commodity cycles. The Board has thoroughly evaluated the breakup scenario and has reached three conclusions:

1)

Elliott’s analysis of a midstream spin or sale is overly simplistic and underpinned by speculative valuations. It ignores or significantly underestimates tax leakage, dis-synergies, buying power of potential buyers and other factors that are extremely important to consider in a sale or spin.

2)

Current chemicals sector valuations make any monetization of CPChem unattractive and likely value-destructive for shareholders. Elliott’s implied valuation of CPChem rose by 50% to $15 billion since its initial presentation to the Company in November 2023, despite Chemical peers trading down 19%[4] during the same time frame.

3)

Breaking up our integrated business model would put our continued delivery of a consistent and growing dividend at risk. A RemainCo without midstream or chemicals would have greater exposure to commodity price swings and market volatility – risks our current integrated model insulates us from today.

Based on our analysis, breaking up the business at this time would introduce undue risks to our shareholders in pursuit of illusory valuations. Those who analyzed the merits of a breakup have recognized the riskiness and flaws in Elliott’s proposal5:

“PSX Midstream is not Speedway […] It is not at all clear whether, even if PSX did sell or spin off its Midstream business, its buyback path would be similar to that of MPC.”

Barclays (2/11/2025)

“PSX’s Gulf Coast Refining, Midstream and Chemicals ops range from somewhat to deeply integrated which could complicate any breakup of the company.”

Wells Fargo (2/11/2025)

“We believe selling CPChem ahead of two large projects coming online and close to the bottom of the margin cycle may not be the right idea.”

Citi (2/13/2025)

“[A] 10x multiple on a ~$4B EBITDA figure would make a very sizeable entity that would be difficult to acquire, at best.”

J.P. Morgan (2/11/2025)

To be clear: this is our current view, based on extensive analysis and prevailing market conditions. The Board remains committed to evaluating all value-maximizing opportunities as circumstances evolve.

Your Vote Matters

Phillips 66’s Board of Directors urges shareholders to use only the WHITE proxy card to vote:

•	“FOR” all four of the candidates proposed by the Company and not Elliott’s four nominees;

•	“FOR” management’s proposal to approve the declassification of the Board of Directors; and

•	“AGAINST” Elliott’s proposal to adopt a policy requiring annual director resignations, which would violate Delaware law if implemented and expose your Board to significant legal and reputational risk

Thank you for your continued support of Phillips 66.

Sincerely,

The Independent Directors of the Phillips 66 Board of Directors

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Use of Non-GAAP Financial Information

This news release includes “refining adjusted controllable costs,” which is a non-GAAP financial measure that is included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry. Where applicable, this measure excludes items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. Reconciliations to, or further discussion of, the most comparable GAAP financial measure can be found at the end of the news release materials.

This news release also includes forward-looking non-GAAP financial measure estimates such as, but not limited to “refining adjusted controllable costs” which, as used in certain places herein, is a forward looking non-GAAP financial measure. This forward-looking target depends on future levels of revenues and/or expenses, including amounts that could be attributable to non-controlling interests or related joint ventures, which are not reasonably estimable at this time. Accordingly, a reconciliation of this forward-looking non-GAAP financial measure to the nearest GAAP financial measure cannot be provided without unreasonable effort. Below is a definition of this non-GAAP measure and identification of the most directly comparable GAAP measure.

Refining adjusted controllable cost is the sum of operating and SG&A expenses for our Refining segment, plus our proportional share of operating and SG&A expenses of two refining equity affiliates that are reflected in equity earnings of affiliates. The per barrel amounts are based on total processed inputs, including our proportional share of processed inputs of an equity affiliate, for the respective period.

This new release also includes Internal Rate of Return (“IRR”) which is a performance metric commonly used in evaluating investment returns and project profitability. Reconciliations to the most directly comparable GAAP measure is not provided as it is not practicable or meaningful due to the forward-looking nature of certain projections or lack of historical comparability.

Change in Basis of Presentation—Effective April 1, 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our operating segments. This included changes in the composition of our operating segments, as well as measurement changes for certain activities between our operating segments. The primary effects of this realignment included establishment of a Renewable Fuels operating segment, which includes renewable fuels activities and assets historically reported in our Refining, Marketing and Specialties (M&S), and Midstream segments; change in method of allocating results for certain Gulf Coast distillate export activities from our M&S segment to our Refining segment; reclassification of certain crude oil and international clean products trading activities between our M&S segment and our Refining segment; and change in reporting of our investment in NOVONIX from our Midstream segment to Corporate and Other. Accordingly, prior period results have been recast for comparability.

1. Matthew Tonello, “2023 Disclosure Practices on Board Leadership and Structure,” Harvard Law School Forum on Corporate Governance, May 12, 2025, https://corpgov.law.harvard.edu/2024/01/18/2023-disclosure-practices-on-board-leadership-and-structure/ .

2. Excludes adjusted turnaround expenses; non-GAAP financial measure. Reconciliation to the nearest GAAP measure can be found in slide 78 of the “Investor Presentation” here. PSX and peers exclude turnaround expense to be comparable; however, peer disclosure on other items e.g., corporate allocations and SG&A, varies and is not directly comparable to PSX methodology, which is inclusive of these items. For further details, refer to pages 16 and 17 of the “Investor Presentation” found here.

3. Excluding adjusted turnaround expense, post-ceasing of operations at Los Angeles Refinery.

4. Calculated as median of % change in price performance of Chemicals peers (DOW, LYB, WLK) between Elliott’s 2023 letter and Elliott’s 2025 letter.

5. Permission to use quotations was neither sought nor obtained.

Jeff Dietert (investors)

832-765-2297

Jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

Owen.simpson@p66.com

Al Ortiz (media)

855-841-2368

al.s.ortiz@p66.com

Also on May 19, 2025, Phillips 66 posted the following material on social media (LinkedIn, Facebook, Instagram). Transcripts of the videos are provided below.

VIDEO TRANSCRIPT

MARK LASHIER: Our shareholders need to vote to protect our disciplined, long-term approach to managing our business, that drives sustainable value.

VIDEO TRANSCRIPT

MARK LASHIER: Our shareholders need to vote to protect our disciplined, long-term approach to managing our business, that drives sustainable value.

VIDEO TRANSCRIPT

MARK LASHIER: Our shareholders need to vote to protect our disciplined, long-term approach to managing our business, that drives sustainable value.

Also on May 19, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/. A copy of the updated website content (other than that previously filed) is provided below.

News & Resources

Legal Disclaimer

DELIVERING VALUE
DEMONSTRATING COMMITMENT

Our Board | Our Nominees | Our Strategy | News & Resources | How to Vote

News & Resources

Press Releases

May 19, 2025	Phillips 66 Issues Letter to Shareholders	READ MORE
May 15, 2025	Phillips 66 announces agreement to divest majority interest in Germany and Austria retail marketing business	READ MORE
May 13, 2025	Phillips 66 Issues Statement Following Glass Lewis and ISS Reports	READ MORE
May 9, 2025	Phillips 66 Provides Statement of Critical Facts	READ MORE
May 5, 2025	Elliott Fails to Address Key Investor Questions	READ MORE
April 28, 2025	Phillips 66 Files Investor Presentation Highlighting Proven Strategy, Board Strength and Path for Shareholder Value Creation	READ MORE

Media Contact

Thaddeus Herrick
855-841-2368
thaddeus.f.herrick@p66.com

Investor Contact

Jeff Dietert
832-765-2297
jeff.dietert@p66.com

Owen Simpson
832-765-2297
owen.simpson@p66.com

Shareholder Resources

2025 Definitive Proxy Statement — DOWNLOAD

Investor Presentation — DOWNLOAD

Investor Website — VISIT

Fact Sheet — DOWNLOAD

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.